Prospectus Supplement filed pursuant to Rule 424(b)(3)
in connection with Registration Statement No. 333-83885


                               VCAMPUS CORPORATION
               Prospectus Supplement No. 1 dated January 12, 2001
                     (To Prospectus dated November 30, 2000)

                        3,633,887 shares of common stock


        This Prospectus Supplement supplements information contained in that certain Prospectus, dated November 30, 2000, as amended or supplemented, relating to the offer and sale by certain Selling Stockholders of up to 3,633,887 shares of common stock of VCampus Corporation. This Prospectus Supplement is not complete without, and may not be delivered or used except in connection with, the original Prospectus.

        On January 3, 2001, Hambrecht & Quist Guaranty Finance, LLC ("H&QGF") agreed to extend the term for permissible drawdowns under its equity line with VCampus beyond December 31, 2000 on such terms and in such amounts as the parties may mutually agree from time to time.

        Of the 1,190,456 shares registered and available for resale under this Prospectus by H&QGF, 158,632 of such shares relate to common stock underlying warrants issued to H&QGF and the remaining 1,031,824 shares relate to shares of common stock issued or issuable upon conversion of Series E Preferred Stock issued from time to time under the equity line.

        Through January 2001, VCampus had drawn down $5.3 million of the $7.0 million available under this equity line in exchange for a total of 1,429,327 shares of Series E Preferred Stock at prices ranging from $0.52 to $11.27 per share.


INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 7 OF THE ORIGINAL PROSPECTUS.

 NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED
        OUR SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR
            COMPLETE. IT IS ILLEGAL FOR ANYONE TO TELL YOU OTHERWISE.

          The date of this Prospectus Supplement is January 12, 2001.